Exhibit 2(k)(12)

SUBI SUPPLEMENT

ROCHDALE HIGH YIELD ADVANCES FUND

This SUBI Supplement, dated as of _____ __, 2011, is between Peach Holdings, LLC, a Delaware limited liability company, as Grantor and UTI Certificateholder, and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, pursuant to the Trust Agreement, dated as of _____ __, 2011 (the “Trust Agreement”), among the parties hereto and the Delaware Trustee named therein, Dura Rock LF Trust (the “Master Trust”) was formed to, among other things, take assignments and conveyances of, and hold in trust and deal in various Master Trust Assets;

WHEREAS, pursuant to the Trust Agreement, from time to time the Servicer, on behalf of the Master Trust and at the written direction of the UTI Certificateholder, will associate with a Sub-Trust on the books and records of the Master Trust and such Sub-Trust certain Master Trust Assets and, by the entering into of a related SUBI Supplement, at the written direction of the UTI Certificateholder, the Grantor, the UTI Certificateholder, the Servicer and the Trustee will thereby create one or more special units of beneficial interest (each, a “SUBI”) in the related, associated SUBI Assets; and

WHEREAS, the parties hereto desire to supplement the Trust Agreement (as so supplemented by this SUBI Supplement, the “SUBI Trust Agreement”) to create a SUBI to be known as “Rochdale High Yield Advances Fund” (the “Rochdale SUBI”).

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.1.     Definitions.  Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Trust Agreement.  Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“Master Trust” has the meaning set forth in the recitals.

“Other SUBI” means any SUBI other than the Rochdale SUBI.

“Rochdale SUBI” has the meaning set forth in the recitals.

“Rochdale SUBI Assets” has the meaning set forth in Section 2.1(b).

“Rochdale SUBI Beneficiary” means the designated Certificate Holder of the Rochdale SUBI, as set forth in the Rochdale SUBI Certificate.

“Rochdale SUBI Certificate” means the certificate in the form of Exhibit A to this Supplement evidencing the ownership of the Rochdale SUBI.

“Registered Pledgee” has the meaning set forth in the Trust Agreement.

“Servicer” has the meaning set forth in the Trust Agreement.

“SUBI” has the meaning set forth in the recitals.

“SUBI Pledge Agreement” means the SUBI Certificate Pledge Agreement, dated as of ______ __, 2011, by  DR SPE, LLC in favor of Rochdale High Yield Advances Fund LLC.

“Supplement” means this SUBI Supplement, as amended or supplemented from time to time.

“Trust Agreement” has the meaning set forth in the recitals.

Section 1.2.      Interpretive Provisions.  For all purposes of this Supplement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used herein include, as appropriate, all genders and the plural as well as the singular, (ii) references to this Supplement include all Exhibits hereto, (iii) references to words such as “herein,” “hereof” and the like shall refer to this Supplement as a whole and not to any particular part, Article or Section herein, (iv) references to an Article or Section shall refer to the applicable Article or Section of this Supplement, (v) the term “include” and all variations thereof shall mean “include without limitation,” (vi) the term “or” shall include “and/or” and (vii) the term “proceeds” shall have the meaning ascribed to such term in the UCC.

Section 1.3.      Rights in Respect of the Rochdale SUBI.  Each Holder and Registered Pledgee of the Rochdale SUBI Certificate is a third-party beneficiary of the SUBI Trust Agreement insofar as the Trust Agreement and this Supplement apply to the Rochdale  SUBI and the Holders and Registered Pledgee of the Rochdale SUBI Certificate.

ARTICLE TWO

CREATION OF THE ROCHDALE SUBI

Section 2.1.       Creation of  the Rochdale SUBI Assets and the Rochdale SUBI.

(a)           Pursuant to Section 3.01(a) of the Trust Agreement, the UTI Certificateholder hereby directs the parties hereto to enter into this Supplement, and, accordingly, there is hereby created a Sub-Trust which shall be known as the “Rochdale High Yield Advances Fund”.  The Rochdale SUBI shall represent a special unit of beneficial interest solely in the Rochdale SUBI Assets.  The UTI Certificateholder hereby designates DR SPE, LLC as the initial Certificate Holder of the Rochdale SUBI.

(b)           Pursuant to Section 3.01(a) of the Trust Agreement, the UTI Certificateholder hereby directs the Servicer to associate with or to cause to be associated with the Rochdale SUBI on the books and records of the Master Trust and the Rochdale SUBI the Purchased Assets (as defined in the Purchase and Sale Agreement), which shall be the SUBI Assets associated with the Rochdale SUBI.  Such SUBI Assets (the “Rochdale SUBI Assets”) shall be accounted for by the Servicer separately from all UTI Assets and all SUBI Assets associated with any other Sub-Trust.  Based upon their identification by the UTI Certificateholder and association by the Servicer pursuant to the SUBI Trust Agreement, the Rochdale SUBI Assets are hereby identified on the books, records and accounts of the Master Trust and the Rochdale SUBI as being associated with the Rochdale SUBI.

(c)           The Rochdale SUBI Assets shall include all payments, collections and proceeds whatsoever on the Rochdale SUBI Assets to the extent due and scheduled to be paid on or after the date they are associated with the Rochdale SUBI (the “Allocation Date”) (including payments due on or after the Allocation Date but received prior thereto and not including payments thereon due prior to, but received on or after, the Allocation Date).

(d)           Notwithstanding any other provision of the SUBI Trust Agreement to the contrary, the Master Trust (for and with respect to itself and the Rochdale SUBI) is hereby granted the power and authority and is authorized, and the Trustee is authorized on behalf of the Master Trust (for and with respect to the Master Trust and the Rochdale SUBI) and itself (to the extent applicable), to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and the SUBI Pledge Agreement.

Section 2.2.       Transfer of Rochdale SUBI Interests.  Interests in the Rochdale SUBI may not be transferred or assigned by the Holder of the Rochdale SUBI Certificate, and any such purported transfer or assignment shall be deemed null, void and of no effect herewith; provided, however, notwithstanding the foregoing, Rochdale SUBI Certificates and the interests in the Rochdale SUBI represented thereby may be sold, transferred and assigned by the Holder of the Rochdale SUBI Certificate absolutely, or transferred and assigned or a security interest therein granted, pursuant to the SUBI Pledge Agreement.  Each such transfer shall be registrable upon surrender of the Rochdale SUBI Certificate to be transferred for registration of the transfer at the corporate trust office of the Trustee, accompanied by a written instrument of transfer or pledge in form satisfactory to the Trustee duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing, and thereupon a new Rochdale SUBI Certificate of a like aggregate fractional undivided interest will be issued to the designated permitted transferee or a notation will be made on the Certificate Register of the related pledge and the identity of the related Registered Pledgee, as the case may be.

Section 2.3.      Issuance and Form of Rochdale SUBI Certificates.  The Rochdale SUBI shall be represented by one Rochdale SUBI Certificate which shall represent a 100% ownership of the Rochdale SUBI and beneficial interest in the Rochdale SUBI Assets, as further set forth herein.  The Rochdale SUBI Certificate shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations and having such letters, numbers or other marks of identification and such legends and endorsements placed thereon as may, in each case, consistently herewith and with the Trust Agreement, be directed in writing by the UTI Certificateholder.  Notwithstanding any other provision of the SUBI Trust

Agreement to the contrary, the Trustee is hereby authorized and directed to issue the initial Rochdale SUBI Certificate to DR SPE, LLC, upon the written order of the UTI Certificateholder.

The Rochdale SUBI Certificate shall be printed, lithographed, typewritten, mimeographed, photocopied or otherwise produced or may be produced in any other manner as may, consistently herewith and with the Trust Agreement, be determined by the UTI Certificateholder.  Each Rochdale SUBI Certificate and the interest in the Rochdale SUBI evidenced thereby shall constitute a “security” within the meaning of Section 8-102(a)(15) of the UCC and a “certificated security” within the meaning of Section 8-102(a)(4) of the UCC.

Section 2.4.       Servicing of the Rochdale SUBI Assets.

The Rochdale SUBI Assets shall be serviced by the Servicer pursuant to the  Servicing Agreement.

Section 2.5.       Actions and Filings.  The UTI Certificateholder and the Trustee, at the written direction of the Holder of the Rochdale SUBI Certificate, shall undertake all other and future actions and activities as may be deemed reasonably necessary by the Holder of the Rochdale SUBI Certificate to perfect (or evidence) and confirm the foregoing association of Master Trust Assets with the Rochdale SUBI, including filing or causing to be filed UCC financing statements and executing and delivering all related filings, documents or writings as may be deemed reasonably necessary by the Holder of the Rochdale SUBI Certificate hereunder or under any other Transaction Document.  With respect to the Rochdale SUBI Assets, the UTI Certificateholder hereby irrevocably makes and appoints the Holder of the Rochdale SUBI Certificate and any of its officers, employees or agents, as the true and lawful attorney-in-fact of the UTI Certificateholder (which appointment is coupled with an interest and is irrevocable) with power to sign on behalf of such Person any financing statements, continuation statements, security agreements, mortgages, assignments, affidavits, letters of authority, notices or similar documents necessary or appropriate to be executed or filed pursuant to this Section.

Section 2.6.      Termination of the Rochdale SUBI.  The Rochdale SUBI shall be dissolved (and notice and written direction thereof given by the Holder of the Rochdale SUBI Certificate to the Trustee and the Servicer) and its affairs wound up (by the Servicer in accordance with Section 8.02(a) of the Trust Agreement) upon the mutual written agreement of the Holder of the Rochdale SUBI Certificate and the UTI Certificateholder.  The Rochdale SUBI shall terminate upon the completion of any such winding up following its dissolution.

Section 2.7.      Representations and Warranties of Trustee.  The Trustee hereby reaffirms the representations and warranties set forth in Section 6.12 of the Trust Agreement, on which the Grantor and UTI Certificateholder, each of its permitted assignees and pledgees and each Registered Pledgee and Holder of the Rochdale SUBI Certificate (and beneficial owner of any portion thereof) may rely as of the date hereof.  For purposes of this Section, any reference in Section 6.12 of the Trust Agreement to “the Master Trust Agreement” shall be deemed to constitute references to the SUBI Trust Agreement.

ARTICLE THREE

ROCHDALE SUBI ACCOUNTS

Section 3.1.       Rochdale SUBI Accounts.

The Servicer shall establish and maintain the accounts in respect of the Rochdale SUBI as provided in the Servicing Agreement.  In particular, among other accounts, the Servicer shall establish the Collection Account pursuant to and as defined in the Servicing Agreement. For purposes of clarification, any funds to be deposited into the Collection Account, including funds to be deposited into the Collection Account pursuant to Section 2.3(c) of the Servicing Agreement, shall be deemed to have been paid to the Rochdale SUBI and distributed by the Rochdale SUBI to the Holder of the Rochdale SUBI Certificate immediately prior to the deposit of such funds into the Collection Account.

ARTICLE FOUR

ROCHDALE SUBI PLEDGE

Section 4.1.       Registration of Rochdale SUBI Pledge.

From time to time the Holder of the Rochdale SUBI Certificate may designate a Registered Pledgee thereof pursuant to Article Three of the Trust Agreement and Section 2.2 hereof, including pursuant to the SUBI Pledge Agreement.

ARTICLE FIVE

CONSENT AND INSTRUCTION RIGHTS OF THE REGISTERED PLEDGEE

Section 5.1        Notice of Defaults.  In the event that the Trustee has actual knowledge (which may be based solely upon written notice provided to the Trustee by the Registered Pledgee) of a Servicer Default (as defined in the Servicing Agreement) or a Termination Event (as defined in the Purchase and Sale Agreement), the Trustee shall provide written notice thereof (a “Default Notice”) to the Registered Pledgee and the Holder of the Rochdale SUBI Certificate.

Section 5.2        Consent Rights.  If a Default Notice has been provided, the Registered Pledgee shall have consent rights (which may not be unreasonably withheld, delayed or conditioned) with respect to any written instructions to the Trustee provided by the Grantor, the Servicer or the Holder of the Rochdale SUBI Certificate (any such written instructions, “Trustee Instructions”).  In the event the Trustee receives any Trustee Instructions, the Trustee shall notify the Registered Pledgee of its receipt thereof by forwarding a copy of the same to the Registered Pledgee and shall take no action unless before the taking of such action the Registered Pledgee either (i) provides its written consent or (ii) shall not have notified the Trustee in writing prior to the 10th Business Day after such notice is given that the Registered Pledgee has withheld consent.

Section 5.3        Instruction Rights.  After a period of 10 Business Days following the delivery of a Default Notice, the Registered Pledgee shall have the right, to the extent the Trustee has not received Trustee Instructions, to direct the Trustee in writing to enforce the Trust’s rights under the Servicing Agreement and the Purchase and Sale Agreement.

Section 5.4        Termination of Consent and Instruction Rights.  The Registered Pledgee shall cease to have the consent and instruction rights set forth in this Article Five in the event that a Servicer Default (as defined in the Servicing Agreement) or a Termination Event (as defined in the Purchase and Sale Agreement) for which a Default Notice has been provided shall no longer be continuing or shall have been cured.  The Trustee shall be entitled to seek, and conclusively rely upon, confirmation from the Registered Pledgee as to whether any such Servicer Default or Termination Event is continuing or has been cured.

ARTICLE SIX

MISCELLANEOUS PROVISION

Section 6.1.       Amendment.

(a)           This Supplement (and, accordingly, any provision of the Trust Agreement as it relates to the Rochdale SUBI) may not be amended by the parties hereto for any purpose without the prior written consent of 100% of the Holders of the Rochdale SUBI Certificate.  Notwithstanding anything contained herein to the contrary, the Trustee shall not be required to enter into any amendment to this Supplement to the extent that the Trustee determines that such amendment adversely affects its rights, duties, privileges, protections, indemnities, immunities or liabilities hereunder or under the Trust Agreement.

(b)           Any amendment to this Supplement shall amend the Trust Agreement only insofar as such amendment relates to the Rochdale SUBI.

Section 6.2.      Governing Law.  This Supplement shall be created under and governed by and construed under the internal laws of the State of Delaware, without regard to any otherwise applicable principles of conflict of laws; provided, however, that there shall not be applicable to the parties hereunder or this Supplement any provision of the laws (common or statutory) of the State of Delaware pertaining to trusts (other than the Delaware Act) that relate to or regulate, in a manner inconsistent with the terms hereof, (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding or investing trust assets or (g) the establishment of fiduciary or other standards of responsibility or limitations on the acts or powers of the trustee that are inconsistent with the limitations or authorities and powers of the Trustee hereunder as set forth or referenced in the SUBI Trust Agreement .

Each party hereto and each Holder of any Rochdale SUBI Certificate (a) irrevocably submits to the non-exclusive jurisdiction of any federal or state court sitting in Wilmington,

Delaware in respect of any action or proceeding arising out of or related to in any manner whatsoever the SUBI Trust Agreement, (b) expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection such party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens, (c) hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made in accordance with Section 9.04 of the Trust Agreement or, in the case of any Holder of any Rochdale SUBI Certificate, by registered or certified mail at its address as set forth on the books and records of the Master Trust and/or the Rochdale SUBI.

Section 6.3.       Notices.  The notice provisions of Section 9.04 of the Trust Agreement shall apply equally to this Supplement.

Section 6.4.      Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Supplement (including any amendment hereto) shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Supplement, as the same may be amended, and shall in no way affect the validity or enforceability of the other provisions of the SUBI Trust Agreement or of the Rochdale SUBI Certificate or the rights of the Holders or Registered Pledgee thereof.  To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any covenant, agreement, provision or term of this Supplement, as the same may be amended, invalid or unenforceable in any respect.

Section 6.5.       Effect of Supplement on Trust Agreement.

(a)           Except as otherwise specifically provided herein or unless the context otherwise requires, (i) the parties hereto shall continue to be bound by all provisions of the Trust Agreement, (ii) all references in the Trust Agreement to the Trust Agreement shall be to the SUBI Trust Agreement and (iii) the provisions set forth herein shall operate either as additions to or modifications of the extant obligations of the parties under the Trust Agreement, as the context may require.  In the event of any conflict between this Supplement and the Trust Agreement in respect of the Rochdale SUBI, the provisions of this Supplement shall prevail.

(b)           For purposes of determining the obligations of the parties hereto under this Supplement with respect to the Rochdale SUBI, except as otherwise indicated by the context, general references in the Trust Agreement to (i) a SUBI shall be deemed to refer more specifically to the Rochdale SUBI, (ii) a SUBI Asset shall be deemed to refer more specifically to a Rochdale SUBI Asset and (iii) a SUBI Supplement shall be deemed to refer more specifically to this Supplement.

Section 6.6.       No Petition.

Each of the parties hereto, each Holder, by acceptance of a Rochdale SUBI Certificate, and each Registered Pledgee, by acceptance of the pledge of such Rochdale SUBI Certificate, in each case, covenants and agrees that it shall not at any time institute against, or join any other Person in instituting against the Master Trust or this Rochdale SUBI, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law. This Section shall survive the complete or partial termination of this  Supplement or the resignation or removal of the Trustee under the SUBI Trust Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Supplement as of the date first hereinabove written.

PEACH HOLDINGS, LLC, as Grantor and UTI Certificateholder
By:	_________________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually, but solely as Trustee
By:	_________________________________
Name:
Title:

ACKNOWLEDGED AND AGREED:

By its signature hereto, the Servicer hereby acknowledges all of its duties and obligations contained herein and agrees to be bound hereby.

SETTLEMENT FUNDING, LLC, as Servicer

By:_________________________________
Name:
Title:

Exhibit 2(k)(12)

EXHIBIT A
FORM OF SUBI CERTIFICATE